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                                                                    Exhibit 5.1

                      AKERMAN, SENTERFITT & EIDSON, P.A.
                    450 EAST LAS OLAS BOULEVARD, 9TH FLOOR
                        FORT LAUDERDALE, FLORIDA 33301



                                 July 28, 1999

Orius Corp.
1401 Forum Way
Suite 400
West Palm Beach, FL 33401

         Re:      Registration Statement on Form S-1 (File No. 333-79743)

Dear Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-1 (File No. 333-79743), filed by Orius Corp. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate 12,535,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be offered to the public pursuant to a proposed underwriting agreement (the "Underwriting Agreement") between the Company and Deutsche Banc Alex. Brown, Banc of America Securities LLC, Morgan Keegan & Company, Inc. and The Robinson-Humphrey Company.

         In connection with the foregoing registration, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction of all such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to require as a basis for the opinion hereafter expressed.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that:

         The Common Stock will be, when issued in accordance with the Underwriting Agreement and the Company's Articles of Incorporation, as amended, duly authorized, legally issued, fully paid and non-assessable.



                                        Sincerely,

                                        /s/ AKERMAN, SENTERFITT & EIDSON, P.A.


                                        AKERMAN, SENTERFITT & EIDSON, P.A.